Exhibit 10.12

EXECUTIVE SALARY CONTINUATION PLAN AGREEMENT

BY AND BETWEEN

CNB BANK

AND

RICHARD L. GRESLICK

Effective January 1, 2013

SAMPLE DOCUMENT

The attached document is a sample, provided to you for your legal counsel to review. Do not execute this document until you are satisfied that it meets your individual requirements. You should consult with your legal and tax advisors prior to signing this document, as there are legal and tax implications associated with implementing a nonqualified pension and/or welfare benefit plan.

The deferred compensation plan which is documented in this Agreement is subject to Internal Revenue Code Section 409A. Review by your outside counsel of the effect of Code Section 409A on your plan is therefore imperative to your due diligence process.

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TABLE OF CONTENTS

EXECUTIVE SALARY CONTINUATION PLAN

AGREEMENT

This Executive Salary Continuation Plan Agreement ("Agreement"), made and entered into by and between CNB Bank ("Employer") and Richard L. Greslick ("Executive").

WHEREAS, Executive is employed by Employer; and

WHEREAS, it is the consensus of the Board of Directors of Employer (the "Board") that Executive's services to Employer in the past have been of exceptional merit and Employer desires to encourage his continued employment; and

WHEREAS, Executive's experience, knowledge of the affairs of Employer, reputation, and contacts in the industry are so valuable that it is in the best interests of Employer to arrange terms of continued employment for Executive so as to reasonably assure Executive's remaining in the Employer's employment during Executive's lifetime or until retirement; and

WHEREAS, Executive is willing to continue in the employ of Employer provided Employer agrees to pay Executive certain benefits in accordance with the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of services performed in the past and to be performed in the future as well as of the mutual promises and covenants herein contained it is agreed as follows:

1. Effective Date

This Agreement shall be effective January 1, 2013.

2. Definitions

(a) **Actuarial Equivalent.** "Actuarial Equivalent" means the actuarial adjustment necessary to convert Executive's benefit into a different form and/or payment period so that the total value of Executive's benefit remains equal based on the Interest Rate.

(b) **Beneficiary.** "Beneficiary" means the person, persons or entity last designated by the Executive to receive any benefits payable after Executive's death. If the Executive has not designated a Beneficiary, the Beneficiary shall be deemed to be the Executive's estate.

(c) **Board.** "Board" means the Board of Directors of Employer.

(d) **Change in Control.** "Change in Control" means

(i) Any "person" (as that term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) to the extent such "person" is considered a person or persons acting as a group under regulations promulgated under Code Section 409A, other than (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Holding Company, or (B) Executive or a group of persons including Executive, is or becomes the beneficial owner (as that term is used in Section 13(d) of the Securities Exchange Act of 1934), directly or indirectly, acquires ownership of stock of the Holding Company (at any time it is a majority shareholder of Employer) or the Employer that,

together with stock held by such "person," constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Holding Company or Employer.

(ii) The sale of all or substantially all of the assets of the Holding Company (at any time it is a majority shareholder of Employer) or the Employer.

(iii) This definition is intended to comply with regulations promulgated under Code Section 409A and shall be interpreted to so comply.

(e) **Code.** "Code" means the Internal Revenue Code of 1986, as amended, and including all guidance and regulations promulgated thereunder.

(f) **Disability.** "Disability" and "Disabled" mean the Executive is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer; or (iii) is determined to be totally disabled by the Social Security Administration or the Railroad Retirement Board.

(g) **ERISA.** "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and including all guidance and regulations promulgated thereunder.

(h) **Final Average Compensation.** "Final Average Compensation" means

(i) The average of the Executive's base salary for the previous three (3) years; plus

(ii) The average of Executive's annual bonus for the previous five (5) years.

(i) **Holding Company.** "Holding Company" means CNB Financial Corporation, a Pennsylvania corporation, or such successor to the business thereof.

(j) **Interest Rate.** "Interest Rate" means the Applicable Federal Long-Term Rate in effect at the time of determination.

(k) **Normal Retirement Age.** "Normal Retirement Age" means age sixty-five (65).

(l) **Normal Retirement Benefit.** "Normal Retirement Benefit" means the benefit payable pursuant to Paragraph 3 of this Agreement.

(m) **Normal Retirement Date.** "Normal Retirement Date" means the first day of the month coincident with or next following the date on which Executive has a Separation from Service on or after attaining Normal Retirement Age.

(n) **Offset Amount.** "Offset Amount" means the sum of the following:

(i) One hundred percent (100%) of the Executive's primary Social Security benefit payable at Normal Retirement Age, or at age sixty-two (62) if Separation from Service occurs prior to that age;

(ii) The Actuarial Equivalent value of Executive's balance in the Employer's money purchase plan at Separation from Service converted to a benefit payable in quarterly installments for a period of twenty (20) years; and

(iii) The Actuarial Equivalent value of Executive's balance in the Employer's contributions to the 401(k) plan payable at Separation from Service converted to a benefit payable in quarterly installments for a period of twenty (20) years).

(o) **Separation from Service.** "Separation from Service" means the Executive's "termination of employment" with Employer and all affiliated and subsidiary entities that are considered to be part of a controlled group with the Employer pursuant to Code Section 414(b) or (c), except that in applying Code Section 1563 "fifty percent" shall be substituted for "eighty percent." Whether a "termination of employment" has occurred is determined based on whether the facts and circumstances indicate that the Employer and the Executive reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services the Executive will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty (20) percent of the average level of bona fide services performed (whether as an employee or independent contractor) over the immediately preceding thirty-six (36) months (or the full period of services to the Employer if the Executive has been providing services to the Employer for less than thirty-six (36) months).

(p) **Specified Employee.** "Specified Employee" means a specified employee as defined in Code Section 409A(a)(2)(B).

3. Normal Retirement Benefit

Upon Executive's Normal Retirement Date, subject to Paragraphs 8 and 9 of this Agreement, Executive shall be entitled to a benefit equal to sixty-five percent (65%) of Final Average Compensation reduced by the Offset Amount. Benefit payments shall commence as of the Executive's Normal Retirement Date and shall continue to be paid in quarterly installments for a period of twenty (20) years.

4. Retirement Benefit Prior to Normal Retirement Age

If Executive has a Separation from Service prior to Normal Retirement Age but on or after attaining age fifty-five (55), Executive shall be entitled to a benefit equal to the Actuarial Equivalent of the Normal Retirement Benefit that would otherwise be payable at Normal Retirement Age. Subject to Paragraphs 8 and 9 of this Agreement, Benefit payments shall commence on the later of: (i) the first day of the month after Executive attains age sixty-two (62); or (ii) upon Separation from Service and shall be paid in quarterly installments for a period of twenty (20) years.

If Executive has a Separation from Service prior to age fifty-five (55), no benefits shall be payable under this Agreement, except as described in Paragraphs 5 (Disability), 6 (Death Benefit), and 7 (Change in Control).

5. Disability Benefit

If Executive becomes Disabled, Employer shall pay to Executive a benefit equal to the Actuarial Equivalent of the Normal Retirement Benefit otherwise payable at Normal Retirement Age. Subject to Paragraph 8 of this Agreement, such payments shall commence on the first day of the month following the first anniversary of the date the Executive is determined to be Disabled, or, if earlier, the Executive's Normal Retirement Date. The benefit shall be paid in quarterly installments for a period of twenty (20) years.

6. Death Benefit

(a) If Executive dies prior to the commencement of benefits under this Agreement, Employer shall pay to Beneficiary a benefit equal to the stated percentage of Final Average Compensation, less the Offset Amount as follows:

Age At Death	Percent of Final Average Compensation
Up to age 50	30%
50 to 55	40%
55 to 60	50%
60 and over	60%

Such benefit shall be paid in quarterly installments for a period of twenty (20) years commencing within ninety (90) days of the Executive's date of death.

(b) If Executive dies after benefit payments have commenced under this Agreement, Employer shall pay to Beneficiary any remaining installment payments that would have been paid had Executive survived.

(c) The lump sum Actuarial Equivalent of the death benefit payable pursuant to this Paragraph 6 shall be reduced by the death benefit payable to Executive's personal beneficiary under the CNB Bank Life Insurance Endorsement Method Split Dollar Agreement.

7. Change in Control

If Executive has a Separation from Service within two (2) years following a Change in Control, Employer shall pay to Executive a benefit equal to sixty-five percent (65%) of Final Average Compensation as of the date of Separation from Service, reduced by the Offset Amount. Such benefit shall be paid in quarterly installments for a period of twenty (20) years and shall commence on the first day of the month following Separation from Service, subject to Paragraphs 8 and 9 of this Agreement.

In addition, if Executive has a Separation from Service within two (2) years following a Change in Control, then within 30 days following such Separation from Service Employer shall establish (if not already established) and fully fund at that time or, if such funding would cause taxation of the Executive under Code Section 409A, at a time, as soon thereafter as possible, when funding would not cause taxation, a rabbi trust for the purpose of satisfying its obligations to pay benefits under this Agreement. For

purposes of this paragraph, "fully fund" shall mean the present value of future benefit payments utilizing a discount rate of the Federal Funds Rate applicable as of the date of the Change in Control.

8. Time of Payment

Notwithstanding anything in this Agreement to the contrary, if Executive is a Specified Employee on the date of Separation from Service (except due to death), Executive shall not receive a distribution of any amount under this Agreement until the first day of the seventh month following the date of Separation from Service. In the event a distribution must be delayed, the first payment shall include an amount equal to the sum of the quarterly payments which would have been paid to the Executive but for the payment deferral mandated pursuant to this Paragraph.

9. Small Benefit

If, on the date of Executive's Separation from Service, the Actuarial Equivalent lump sum value of the benefit that is payable is less than the then-current limit under Code Section 402(g)(1)(B), the benefit shall be paid in a lump sum within ninety (90) days of the Executive's date of Separation from Service, subject to Paragraph 8 of this Agreement.

Any payment under this Paragraph 9 must result in the termination and liquidation of the entirety of the Executive's interest under the Agreement, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Code Section 409A.

10. Claim Procedures

Any person claiming a benefit ("Claimant") under the Plan shall present the request in writing to the Board.

(a) **Initial Claim Review.** If the claim is wholly or partially denied, the Board will, within a reasonable period of time, and within ninety (90) days of the receipt of such claim, or if the claim is a claim on account of Disability, within forty-five (45) days of the receipt of such claim, provide the Claimant with written notice of the denial setting forth in a manner calculated to be understood by the Claimant:

(i) The specific reason or reasons for which the claim was denied;

(ii) Specific reference to pertinent provisions of the Agreement, rules, procedures or protocols upon which the Board relied to deny the claim;

(iii) A description of any additional material or information that the Claimant may file to perfect the claim and an explanation of why this material or information is necessary;

(iv) An explanation of the Agreement's claims review procedure and the time limits applicable to such procedure and a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse determination upon review; and

(v) In the case of an adverse determination of a claim on account of Disability, the information to the claimant shall include, to the extent necessary, the information set forth in Department of Labor Regulation Section 2560.503-1(g)(1)(v).

If special circumstances require the extension of the forty-five (45) day or ninety (90) day period described above, the Claimant will be notified before the end of the initial period of the circumstances requiring the extension and the date by which the Board expects to reach a decision. Any extension for deciding a claim will not be for more than an additional ninety (90) day period, or if the claim is on account of Disability, for not more than two additional thirty (30) day periods.

(b) **Review of Claim.** If a claim for benefits is denied, in whole or in part, the Claimant may request to have the claim reviewed. The Claimant will have one hundred eighty (180) days in which to request a review of a claim regarding Disability, and will have sixty (60) days in which to request a review of all other claims. The request must be in writing and delivered to the Board. If no such review is requested, the initial decision of the Board will be considered final and binding.

The Board's decision on review shall be sent to the Claimant in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, as well as specific references to the pertinent Plan provisions, rules, procedures or protocols upon which the Board relied to deny the appeal. The Board shall consider all information submitted by the Claimant, regardless of whether the information was part of the original claim. The decision shall also include a statement of the Claimant's right to bring an action under Section 502(a) of ERISA.

The Board's decision on review shall be made not later than sixty (60) days (forty-five (45) days in the case of a claim on account of Disability) after its receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred and twenty (120) days (ninety (90) days in the case of a claim on account of Disability) after receipt of the request for review. This notice to the Claimant shall indicate the special circumstances requiring the extension and the date by which the Board expects to render a decision and will be provided to the Claimant prior to the expiration of the initial forty-five (45) day or sixty (60) day period.

Notwithstanding the foregoing, in the case of a claim on account of Disability: (i) the review of the denied claim shall be conducted by a named fiduciary who is neither the individual who made the benefit determination nor a subordinate of such person; and (ii) no deference shall be given to the initial benefit determination. For issues involving medical judgment, the named fiduciary must consult with an independent health care professional who may not be the health care professional who decided the initial claim.

To the extent permitted by law, the decision of the claims official (if no review is properly requested) or the decision of the review official on review, as the case may be, shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the Claimant has exhausted such Claimant's remedies under this Paragraph 10.

11. Amendment

This Agreement may not be amended, altered or modified, except by a written instrument signed by the parties hereto, or their respective successors or assigns, and may not be otherwise terminated except as provided in this Agreement. In addition, no amendment to this Agreement shall permit benefits to be distributed in violation of Code Section 409A.

12. Administration of Agreement

The Board shall have full power and authority to interpret, construe and administer this Agreement, and any action taken by the Board shall be conclusive and binding upon all parties in interest.

13. Compliance with Code Section 409A

All provisions in this document shall be interpreted, to the extent possible, to be compliant with Code Section 409A. However, in the event any provision of this Agreement is determined to not be in compliance with Code Section 409A and any regulations or other guidance promulgated thereunder, such provision shall be null and void to the extent of such noncompliance.

14. Unfunded Agreement

This Agreement is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of "management or highly compensated employees" within the meaning of Sections 201, 301, and 401 of "ERISA", and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. The Board may terminate the Agreement and make no further benefit payments if it is determined by the United States Department of Labor, a court of competent jurisdiction, or an opinion of counsel that the Agreement constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA (as currently in effect or hereafter amended) which is not so exempt.

15. Unsecured General Creditor

Executive and his Beneficiaries, heirs, successors, and assigns shall have no secured legal or equitable rights, interest or claims in any property or assets of Employer, nor shall they be Beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by Employer. Such policies, annuity contracts or other assets of Employer shall not be held under any trust for the benefit of Executive, his Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of Employer under this Agreement. Any and all of Employer's assets and policies shall be, and remain, the general, unpledged, unrestricted assets of Employer. Employer's obligation under the Agreement shall be that of an unfunded and unsecured promise to pay money in the future.

16. Nonassignability

Executive shall not have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by Executive, nor be transferable by operation of law in the event of Executive's bankruptcy or insolvency.

17. Not a Contract of Employment

This Agreement shall not constitute a contract of employment between Employer and Executive. Nothing in this Agreement shall give Executive the right to be retained in the service of Employer or to interfere with the right of Employer to discipline or discharge Executive at any time.

18. Governing Law

The provisions of this Agreement shall be construed and interpreted according to the laws of the Commonwealth of Pennsylvania except as preempted by federal law.

19. Validity

If any provision of this Agreement shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of this Agreement, but this Agreement shall be construed and enforced as if such illegal and invalid provision had never been inserted in this Agreement.

20. Successors

The provisions of this Agreement shall bind and inure to the benefit of Employer and its successors and assigns. The term successors as used in this Paragraph shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of Employer, and successors of any such corporation or other business entity.

21. Notices

All notices shall be in writing, and shall be sufficiently given if delivered to the Employer at its principal place of business, or to the Executive at his last known address as shown in Employer's records, in person, by Federal Express or similar receipted delivery, or, if mailed, postage prepaid, by certified mail, return receipt requested. The date of such mailing shall be deemed the date of notice, demand or consent.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Agreement and executed the original thereof on the date set forth below, and that upon execution, each has received a conforming copy.

CNB BANK

By: [signature]

President and CEO

Title

Dated: 6/26/13

RICHARD L. GRESLICK

[signature]

Dated: 6/26/2013